CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 29, 2018 with respect to the financial statements and financial highlights of Vertical Capital Income Fund included in the Annual Report for the year ended September 30, 2018 which are incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP

Dallas, Texas

January 28, 2019